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[TOWER AUTOMOTIVE LOGO]                                           EXHIBIT 10.18

                           CHANGE IN CONTROL AGREEMENT

      THIS AGREEMENT is entered into as of October 1, 2003, by and between Tower Automotive, Inc., a Delaware Corporation, and <<FirstName>>
<<LastName>>(the "Colleague").

      WHEREAS, the Colleague currently serves as a key colleague of the Company and his/her services and knowledge are valuable to the Company in connection with leading one or more of the Company's principal operating facilities, divisions, departments or subsidiaries; and

      WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to secure the Colleague's continued services and to ensure the Colleague's continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control of the Company, without concern as to whether the Colleague might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage the Colleague's full attention and dedication to the Company, the Board has authorized the Company to enter into this Agreement.

      NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Colleague hereby agree as follows:

SECTION 1. TERM.

      This Agreement will commence on the Effective Date and shall continue in effect until September 30, 2004. However, at the end of such period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless the Board delivers written notice six (6) months prior to the end of such term, or extended term, to the Colleague, that the Agreement will not be extended. In such case, the Agreement will terminate at the end of the term, or extended term, then in progress.

      However, in the event a Change in Control occurs during the original or any extended term, this Agreement will remain in effect for the longer of: (i) thirty-six (36) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Colleague.

SECTION 2. DEFINITIONS.

      Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

      2.1 "Base Salary" means the salary of record paid to a Colleague as annual salary, excluding amounts received under incentive or other bonus plan, whether or not deferred.

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      2.2   "Beneficial Owner" shall have the meaning ascribed to such term in
            Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

      2.3 "Beneficiary" means the persons or entities designated or deemed designated by the Colleague pursuant to Section 12.2.

      2.4   "Board" means the Board of Directors of the Company.

      2.5 "EVA Performance Variable" has the same meaning as defined in the EVA Performance Incentive Plan.

      2.6 "Cause" means: (a) the Colleague's willful and continued failure to substantially perform [his/her] duties with the Company which do not differ, in any material respect, from the Colleague's duties and responsibilities during the ninety (90) day period immediately prior to a Change in Control (other than any such failure resulting from Disability or occurring after issuance by the Colleague of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Colleague that specifically identifies the manner in which the Company believes that the Colleague has willfully failed to substantially perform [his/her] duties, and after the Colleague has failed to resume substantial performance of [his/her] duties on a continuous basis within fourteen (14) calendar days of receiving such demand; (b) the Colleague's willfully engaging in conduct (other than conduct covered under (a) above) which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (c) the Colleague's having been convicted of a felony. For purposes of this subparagraph, no act, or failure to act, on the Colleague's part shall be deemed "willful" unless done, or omitted to be done, by the Colleague not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

      2.7 "Change in Control," means an occurrence of a nature with respect to the Company that would be required to be reported in response to
            Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change in Control shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied:

            (a) Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or

            (b) At any time a majority of the Board of Directors of the Company is comprised of other than Continuing Directors (for purposes of this section, the term Continuing Director means a director who was either (i) first elected or appointed as a director prior to the Effective Date of this

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                  Agreement; or (ii) subsequently elected or appointed as a
                  director if such director was nominated or appointed by at least a majority of the then Continuing Directors; or

            (c)   Any of the following occur:

                  (i) Any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) fifty percent (50%) or more of the combined voting power of the Company or surviving entity immediately after the merger of consolidation with another entity;

                  (ii) Any sale, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Company;

                  (iii) Any liquidation or dissolution of the Company;

                  (iv) Any reorganization, reverse stock split, or recapitalization of the Company which would result in a Change in Control; or

                  (v) Any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing; or any agreement, contract, or other arrangement providing for any of the foregoing.

      2.8 "Code" means the United States Internal Revenue Code of 1986, as amended.

      2.9 "Committee" means the Compensation Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation Committee

      2.10 "Company" means Tower Automotive, Inc., or any successor thereto as provided in Section 11.

      2.11 "Deferred Stock Plan" means the Tower Automotive, Inc. Key Leadership Deferred Income Stock Purchase Plan.

      2.12 "Disability" means that, as a result of the Colleague's incapacity due to physical or mental illness, the Colleague shall have been absent from the full-time performance of [his/her] duties with the Company for twelve (12) consecutive months and, within thirty (30) calendar days after written notice of suspension due to Disability is given, the Colleague shall not have returned to the full-time performance of [his/her] duties.

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      2.13  "Earned Incentive Compensation" has the same meaning as stated in the EVA Performance Incentive Plan.

      2.14  "Effective Date" means the date of this Agreement set forth above.

      2.15 "Effective Date of Termination" means (I) the date on which a Qualifying Termination occurs which triggers the payment of Severance Benefits under this Agreement, (ii) if the Colleague dies, the date of [his/her] death, (iii) if the Colleague becomes disabled, the date of [his/her] Disability, or (iv) if the Colleague's termination of employment is not a Qualifying Termination and not because of [his/her] death or Disability, the date specified in a written notice given pursuant to Section 12.1 prior to termination specifying the effective date of such termination.

      2.16 "EVA Performance Incentive Plan" means the Tower Automotive EVA Performance Incentive Plan, which became effective January 1, 2000, or any successor plan.

      2.17 "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

      2.18 "Good Reason" shall mean, without the Colleague's express written consent, the occurrence of any one or more of the following:

            (a) The assignment of the Colleague to duties materially inconsistent with the Colleague's authorities, duties, and responsibilities, (including reporting requirements) as a colleague of the Company, or a reduction or alteration in the nature or status of the Colleague's authorities, duties, or responsibilities from those in effect during the immediately preceding fiscal year;

            (b) The Company's requiring the Colleague to be based at a location in excess of fifty (50) miles from the facility which is the Colleague's principal business office at the time of the Change in Control, except for required travel on the Company's business to an extent substantially consistent with the Colleague's business obligations as of the Effective Date;

            (c) A reduction by the Company in the Colleague's Base Salary or target incentive cash bonus as in effect on the Effective Date or as the same shall be increased from time to time;

            (d) A material reduction in the Colleague's level of participation in any of the Company's short- and/or long-term incentive compensation plans, or colleague benefit or retirement plans, policies, practices, or arrangements in which the Colleague participates as of the Effective Date; provided, however, that reductions in the levels of participation in any such plans

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                  shall not be deemed to be "Good Reason" if the Colleague's reduced level of participation in each such program remains substantially consistent with the average level of participation of other Colleagues who have positions commensurate with the Colleague's position;

            (e) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Section 11;

            (f) Any termination of Colleague's employment, by the Company that is not effected pursuant to a Notice of Termination; or

            (g) Any other reason determined in the discretion of the Board to be a "Good Reason."

            The existence of Good Reason shall not be affected by the Colleague's incapacity due to physical or mental illness. The Colleague's continued employment shall not constitute a waiver of the Colleague's rights with respect to any circumstance constituting Good Reason.

      2.19  "Notice of Termination" has the meaning set forth in Section 3.7.

      2.20  "Person" shall have the meaning ascribed to such term in
            Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as provided in Section 13(d).

      2.21 "Potential Change in Control" means the Company's entering into, or the Board of Directors authorizing, an agreement, the consummation of which would result in the occurrence of a Change in Control; or
            (ii) adoption by the Board of Directors of a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

      2.22  "Qualifying Termination" means any of the events described in
            Section 3.2, the occurrence of which triggers the payment of Severance Benefits under this Agreement.

      2.23 "Retirement" shall mean voluntary termination of employment for other than Good Reason after attaining "Retirement Age" as defined in the TARP.

      2.24 "Severance Benefits" means the payment of severance compensation as provided in Section 3.3.

      2.25 "Target Bonus" has the meaning stated in the EVA Performance Incentive Plan.

      2.26  "TARP" means the Tower Automotive Retirement Plan.

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      2.27  "Trust" means the Company grantor trust to be created pursuant to
            Section 6.

SECTION 3. SEVERANCE BENEFITS.

      3.1 Right To Severance Benefits. The Colleague shall be entitled to receive from the Company Severance Benefits, as described in Section 3.3, if there has been a Change in Control and if, within the six (6) month period prior to the effective date of a Change in Control, or within thirty-six (36) months following the effective date of a Change in Control, the Colleague's employment with the Company shall end for any reason specified in Section 3.2.

            The Colleague shall not be entitled to receive Severance Benefits if [he/she] is terminated for Cause, or if [his/her] employment with the Company ends due to death or Disability, or due to a voluntary termination of employment by the Colleague without Good Reason.

      3.2 Qualifying Termination. The occurrence of any one or more of the following events within the six (6) month period prior to the effective date of a Change in Control, or within thirty-six (36) months following the effective date of a Change in Control shall trigger the payment of Severance Benefits to the Colleague under this Agreement:

      (a) An involuntary termination of the Colleague's employment by the Company for reasons other than Cause;

      (b)   A voluntary termination by the Colleague for Good Reason;

      (c) A successor company fails or refuses to assume the Company's obligations under this Agreement, as required by Section 11; or

      (d) The Company or any successor company breaches any of the provisions of this Agreement.

      3.3 Description Of Severance Benefits. If the Colleague becomes entitled to receive Severance Benefits, as provided in Sections 3.1 and 3.2, the Company shall pay to the Colleague and provide [him/her] with the following:

      (a) A lump sum cash amount equal to: (i) three (3) times the highest rate of the Colleague's annualized Base Salary rate in effect at any time up to and including the Effective Date of Termination, plus
            (ii) three (3), times the greater of: (A) the Colleague's average Earned Incentive Compensation over the three (3) full fiscal years prior to the Change in Control; or (B) the Colleague's target Incentive Compensation established for the bonus plan year in which the Change in Control occurs; provided however, that any amount to be paid pursuant to this Section 3.3(a) shall be reduced by any other amount of severance relating to salary or bonus continuation to be received by the Colleague upon termination of employment of the Colleague under any salary or bonus continuation guideline, plan, policy or arrangement of the Company and any severance payments the

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            Company is required to make pursuant to the requirements of any
            United States or foreign law or regulation.

      (b) A cash amount equal to the sum of (i) the Colleague's unpaid Base Salary and accrued vacation pay through the Effective Date of Termination, (ii) the Colleague's unpaid target Incentive Compensation, established for the plan year in which the Colleague's Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days completed in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365), (iii) any positive balance in the Colleague's EVA Performance Variable account, and (iv) any compensation previously deferred by the Colleague other than pursuant to the Deferred Stock Plan or any tax qualified plan (together with any interest and earnings thereon), in each case to the extent not previously paid.

      (c) A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for three (3) full years after the Effective Date of Termination. These benefits shall be provided to the Colleague at the same premium cost, and at the same coverage level, as in effect as of the Colleague's Effective Date of Termination. If, however, the premium cost and/or level of coverage shall change for all colleagues of the Company, the cost and/or coverage level, likewise, shall change for each Colleague in a corresponding manner. The continuation of these welfare benefits shall be discontinued prior to the end of the three (3) year period if the Colleague has available substantially similar benefits from a subsequent employer, as determined by the Committee.

      (d) All Deferred Profit Sharing Contributions under the TARP shall he one hundred percent (100%) vested.

      (e) The Flexible Perquisite Fund shall end immediately, provided however, that vehicle and club dues reimbursement shall be continued for a period of six (6) months.

      (f) All stock options, restricted awards, other equity based awards and all stock units and shares credited to the Colleague's account under the Deferred Stock Plan shall be fully vested. All stock options shall remain exercisable for a period of twenty-four (24) months from the Effective Date of Termination or the earlier expiration of their initial term; provided, that, if the Colleague would be prohibited from exercising any stock option due to pooling of interests or other restraints imposed under applicable accounting rules or securities laws, such option shall remain exercisable for thirty days after such restriction ceases to apply.

      (g) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Colleague any other amounts or benefits required to be paid or provided or which the Colleague is eligible to receive under any plan, program,

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            policy or practice or contract or agreement of the Company and its affiliated companies through the Effective Date of Termination.

      3.4 Termination For Disability. Following a Change in Control, if a Colleague's employment is terminated due to Disability, the Colleague shall receive [his/her] Base Salary through the Effective Date of Termination, at which point in time the Colleague's benefits shall be determined in accordance with the Company' disability, retirement, insurance, and other applicable plans and programs then in effect.

      3.5 Termination For Retirement Or Death. Following a Change in Control, if the Colleague's employment is terminated by reason of [his/her] Retirement or death, the Colleague shall receive [his/her] base salary through the Effective Date of Termination, at which point in time, the Colleague's benefits shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable programs of the Company then in effect.

      3.6 Termination For Cause, Or Other Than For Good Reason Or Retirement. Following a Change in Control, if the Colleague's employment is terminated either: (a) by the Company for Cause; or (b) by the Colleague (other than for Retirement) and other than for Good Reason, the Company shall pay the Colleague [his/her] full Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Colleague is entitled under any compensation plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Colleague under this Agreement.

      3.7 Notice Of Termination. Any termination by the Company for Cause or by the Colleague for Good Reason shall be communicated by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Colleague's employment under the provision so indicated.

SECTION 4. FORM AND TIMING OF SEVERANCE BENEFITS.

      4.1 Form And Timing Of Severance Benefits. The Severance Benefits described in Sections 3.3(a), 3.3(b), and 3.3(g) shall be paid in cash to the Colleague in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

      4.2 Withholding Of Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States federal taxes and any other state, city, or local taxes or foreign taxes).

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SECTION 5. EXCISE TAX EQUALIZATION PAYMENT.

      5.1 Excise Tax Equalization Payment. If the Colleague becomes entitled to Severance Benefits or any other payment or benefit under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, the "Total Payments") , if all or any part of the Total Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Colleague in cash an additional amount (the "Gross-Up Payment") such that the net amount retained by the Colleague after deduction of any Excise Tax upon the Total Payments and any federal, state, and local income tax, penalties, interest, and Excise Tax upon the Gross-Up Payment provided for by this Section 5.1 (including FICA and FUTA), shall be equal to the Total Payments. Such payment shall be made by the Company to the Colleague as soon as practical following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

      5.2 Tax Computation. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise
Tax:

      (a) Any other payments or benefits received or to be received by the Colleague in connection with a Change in Control of the Company or the Colleague's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any Person whose actions result in a Change in Control of the Company or any Person affiliated with the Company or such Persons) shall be treated as "parachute payments" within the meaning of Section 280G(b) (2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)
            (1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel as supported by the Company's independent auditors and acceptable to the Colleague, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b) (4) of the Code in excess of the base amount within the meaning of Section 280G(b) (3) of the Code, or are otherwise not subject to the Excise Tax;

      (b) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b) (1) (after applying clause (a) above) ; and

      (c) The value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d) (3) and (4) of the Code.

      For purposes of determining the amount of the Gross-Up Payment, the Colleague shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and to pay state and local income

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taxes at the highest marginal rate of taxation in the state and locality of the
Colleague's residence on the Effective Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

      5.3 Subsequent Recalculation. If the Internal Revenue Service adjusts the computation of the Company under Section 5.2 so that the Colleague did not receive the greatest net benefit, the Company shall reimburse the Colleague for the full amount necessary to make the Colleague whole, plus a market rate of interest, as determined by the Committee.

SECTION 6. ESTABLISHMENT OF TRUST.

      As soon as practicable following the Effective Date hereof, the Company shall create a Trust (which shall be an irrevocable grantor trust within the meaning of Sections 671-678 of the Code) for the benefit of the Colleague and Beneficiaries, as appropriate. The Trust shall have a Trustee as selected by the Company, and shall have certain restrictions as to the Company's ability to amend the Trust or cancel benefits provided thereunder. Any assets contained in the Trust shall, at all times, be specifically subject to the claims of the Company's general creditors in the event of bankruptcy or insolvency; such terms to be specifically defined within the provisions of the Trust, along with the required procedure for notifying the Trustee of any bankruptcy or insolvency.

      At any time following the Effective Date hereof, the Company may deposit assets in the Trust in an amount equal to or less than the aggregate Severance Benefits which may become due to the Colleague under Sections 3.1, 3.2, and 5.1 of this Agreement.

      Upon the first to occur of a Potential Change in Control or Change in Control, the Company shall deposit assets in such Trust in an amount equal to the aggregate Severance Benefits which may become due to the Colleague under Sections 3.1, 3.2, and 5.1 of this Agreement, except to the extent that assets equal to any Severance Benefits payable pursuant to Sections 3.3(d), 3.3(f) or 3.3(g) are held in or required to be deposited in a separate grantor trust which is in effect as of the Potential Change in Control or Change in Control, as applicable.

SECTION 7. THE COMPANY'S PAYMENT OBLIGATIONS.

      The Company's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Colleague or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Colleague or from whomsoever may be entitled thereto, for any reasons whatsoever.

      The Colleague shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's

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obligations to make the payments and arrangements required to be made under this
Agreement, except to the extent provided in Section 3.3(c).

SECTION 8. LEGAL REMEDIES.

      8.1 Payment Of Legal Fees. To the extent permitted by law, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the Colleague as a result of the Company's refusal to provide the Severance Benefits to which the Colleague becomes entitled under this Agreement, or as a result of the Company's contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict between the parties pertaining to this Agreement; provided, however, that the Company shall be reimbursed by the Colleague for all such fees and expenses if the Colleague fails to prevail with respect to any one material issue of dispute in connection with such legal action.

      8.2 Arbitration. The Colleague shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Colleague within fifty (50) miles from the location of his employment with the Company, in accordance with the rules of the American Arbitration Association then in effect.

      Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Colleague, shall be borne by the Company; provided, however, that the Company shall be reimbursed by the Colleague for all such fees and expenses if the Colleague fails to prevail with respect to any one material issue of dispute in connection with such arbitration.

SECTION 9. OUTPLACEMENT ASSISTANCE.

      Following a Qualifying Termination (as described in Section 3.2), the Colleague shall be reimbursed by the Company for the costs of all outplacement services obtained by the Colleague within the three (3) year period after the Effective Date of Termination; provided, however, that the total reimbursement shall be limited to an amount equal to fifteen percent (15%) of the Colleague's Base Salary as of the Effective Date of Termination.

SECTION 10. OBLIGATIONS OF THE COLLEAGUE.

      10.1 Limitation on Colleague's Voluntary Termination. The Colleague agrees that if any Person attempts a Change in Control, [he/she] shall not voluntarily leave the employ of the Company without a Good Reason specified in Section 2.18(c) or 2.18(d) (a) until such attempted Change in Control terminates or (b) if a Change in Control shall occur, until ninety (90) days following such Change in Control. For purposes of clause (a) of the preceding sentence, Good Reason shall be determined as if a Change in Control had occurred when such attempted Change in Control became known to the Board.

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      10.2  Confidential Information and Non-Solicitation.

      (a) The Colleague acknowledges that, as a colleague of the Company, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its strategic plan and financial operations. The Colleague further recognizes and acknowledges that all confidential information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company. Accordingly, the Colleague covenants and agrees that he will use confidential information for the benefit of the Company only and shall not at any time, directly or indirectly, during the term of this Agreement or thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others. The Colleague also agrees not to hire or solicit for hire, directly or indirectly, any colleague on the payroll of the Company for any third party during the term of this Agreement and for two (2) years after the Date of Termination without the prior written consent of the Company. In no event shall an asserted violation of the provisions of this Section 10.2 constitute a basis for deferring or withholding any amounts otherwise payable to the Colleague under this Agreement.

      (b) Any termination of the Colleague's employment or of this Agreement shall have no effect on the continuing operation of this Section 10.2.

      (c) The Colleague acknowledges and agrees that the Company will have no adequate remedy at law, and could be irreparably harmed, if the Colleague breaches or threatens to breach any of the provisions of this Section 10.2. The Colleague agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 10.2, and to specific performance of each of the terms hereof in addition to any other legal or equitable remedies that the Company may have. The Colleague further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 10.2, raise the defense that the Company has an adequate remedy at law.

SECTION 11. SUCCESSORS AND ASSIGNMENT.

      11.1  Successors To The Company.

            (a) This Agreement shall not be terminated by any merger or consolidation of the Company whether the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

            (b) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in Section 11.1(a), it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Colleague (or his Beneficiary or estate), all of the obligations of the

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

                  Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and shall entitle the Colleague to compensation and other benefits from the Company in the same amount and on the same terms as the Colleague would be entitled hereunder if the Colleague's employment were terminated following a Change in Control voluntarily for Good Reason. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the Effective Date of Termination.

      11.2 Assignment By The Colleague. This Agreement shall inure to the benefit of and be enforceable by the Colleague's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Colleague dies while any amount would still be payable to [him/her] hereunder had [he/she] continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Colleague's Beneficiary. If the Colleague has not named a Beneficiary, then such amounts shall be paid to the Colleague's devisee, legatee, or other designee, or if there is no such designee, to the Colleague's estate.

SECTION 12 MISCELLANEOUS.

      12.1. Notices. For purposes of this Agreement, all notices, including without limitation, a Notice of Termination, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (1) if to the Colleague, to <<Addrl>> <<Addr2>> <<City_State_Zip>> <<Country>> and if to the Company, to Tower Automotive, Inc., 5211 Cascade Road, Grand Rapids, Michigan, 49301, attention Richard S. Burgess, with a copy to the Secretary, or (2) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

      12.2 Employment Status. Except as may be provided under any other agreement between the Colleague and the Company, the employment of the Colleague by the Company is "at will," and may be terminated by either the Company or the Colleague at any time, subject to applicable law and subject to the respective obligations of the Company and the Colleague under the terms of this Agreement.

      12.3 Beneficiaries. The Colleague may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Colleague under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee. The Colleague may make or change such designations at any time.

      12.4 Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid

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

provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

      12.5 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Colleague and by an authorized member of the Committee, or by the respective parties' legal representatives and successors.

      12.6 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supercedes all prior agreements, arrangements, and understandings related to the subject matter hereof.

      12.7 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of Michigan shall be the controlling law in all matters relating to this Agreement.

      IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year written above.

                                             TOWER AUTOMOTIVE, INC.

                                             By ____________________________

                                                Its: _______________________

                                             _______________________________
                                             Colleague Signature

                                              <<FirstName>> <<LastName>>
                                             _______________________________

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